UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2024

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 16th Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(720) 631-2100
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value	DVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2024 (the “Closing Date”), DaVita Inc. (the “Company”) completed the previously announced private offering (the “Notes Offering”) of $1.0 billion aggregate principal amount of its 6.875% Senior Notes due 2032 (the “2032 Notes”).

The 2032 Notes and related subsidiary guarantees were offered and sold in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. The 2032 Notes and related subsidiary guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

On the Closing Date, and as further described below, the Company also entered into an amendment (the “Sixth Amendment”) to that certain Credit Agreement, dated as of August 12, 2019 (as previously amended, restated, supplemented, or otherwise modified, and as further amended by the Sixth Amendment, the “Credit Agreement”), in each case, by and among the Company, its subsidiary guarantors, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, collateral agent and swingline lender, to, among other things, establish an incremental tranche of senior secured term “A” loans maturing on April 28, 2028 in an aggregate principal amount of $1.1 billion (the “Incremental Term Loan A-1 Facility”).

The Company received total net proceeds from the Notes Offering and the Incremental Term Loan A-1 Facility, after deducting the initial purchasers’ discount and other estimated fees and expenses, of approximately $2,080.7 million. On the Closing Date, the Company used such net proceeds to repay all of its approximately $950.0 million outstanding Tranche B-1 Term Loans maturing in 2026 and certain revolving loans outstanding in the amount of $60.0 million, in each case, together with related accrued and unpaid interest thereon. The Company intends to use the remaining net proceeds from the Notes Offering and Incremental Term Loan A-1 Facility to pay certain revolving loans outstanding in the amount of $350.0 million, together with related accrued and unpaid interest thereon, to pay any costs, fees and expenses in connection with the foregoing and for general corporate purposes, including, without limitation, for repurchases of its capital stock, working capital and capital expenditures.

Indenture

The terms of the 2032 Notes and related subsidiary guarantees are governed by an indenture, dated as of the Closing Date (the “Indenture”), among the Company, as issuer, certain subsidiaries of the Company, as guarantors (collectively, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”).

Interest and Maturity. The 2032 Notes bear interest at a rate of 6.875% per annum and mature on September 1, 2032. Interest is payable on the 2032 Notes on March 1 and September 1 of each year, commencing on March 1, 2025.

Guarantees. The Company’s obligations under the 2032 Notes and the Indenture are jointly and severally and fully and unconditionally guaranteed by each of the Company’s domestic subsidiaries that guarantee the Company’s obligations under its existing senior secured credit facilities and any future domestic subsidiaries that guarantee indebtedness obligations of the Company or any other Company subsidiary, subject to certain exceptions set forth in the Indenture.

Ranking. The 2032 Notes and related subsidiary guarantees are the unsecured senior obligations of the Company and the Guarantors, respectively, and (i) rank equally in right of payment with all other existing and future senior indebtedness of the Company and the Guarantors; (ii) are effectively subordinated to all existing and future secured indebtedness and secured guarantees of the Company and the Guarantors (including indebtedness and guarantees under the Company’s existing senior secured credit facilities) to the extent of the value of the collateral securing such indebtedness and guarantees; (iii) are structurally subordinated to all existing and future indebtedness, guarantees and other liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the 2032 Notes; and (iv) are senior in right of payment to all of the Company’s existing and future unsecured indebtedness that is, by its terms, expressly subordinated in right of payment to the 2032 Notes.

Covenants. The Indenture contains restrictive covenants that limit the ability of the Company and its Guarantors to, among other things, create certain liens; enter into certain sale/leaseback transactions; or merge with or into, or convey, transfer or lease all or substantially all its assets. These covenants are subject to a number of important exceptions and qualifications as set forth in the Indenture.

Events of Default. The Indenture provides for events of default (subject in certain cases to customary grace and cure periods), which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the outstanding 2032 Notes may declare the principal of and accrued but unpaid interest on all of the 2032 Notes to be due and payable immediately.

Optional Redemption. At any time prior to September 1, 2027, the Company may redeem the 2032 Notes, in whole or from time to time in part, at a “make-whole” premium as set forth in the Indenture and form of 2032 Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. At any time on or after September 1, 2027, the Company may redeem the 2032 Notes, in whole or from time to time in part at the redemption prices set forth in the Indenture and form of 2032 Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time on or prior to September 1, 2027, the Company may redeem up to 40% of the original aggregate principal amount of the 2032 Notes with the net cash proceeds of certain equity offerings, as described in the Indenture, at a redemption price equal to 106.875% of the principal amount of the 2032 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If the Company experiences certain change of control events, the Company must offer to repurchase all of the 2032 Notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

No Registration Rights or Listing. The 2032 Notes and related subsidiary guarantees do not have the benefit of any registration or similar rights. The 2032 Notes will not be listed on any securities exchange.

The foregoing descriptions of the Indenture and the 2032 Notes do not purport to be complete and are qualified in their entirety by reference to the actual Indenture and form of 2032 Notes, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Incremental Term Loan A-1 Facility

On the Closing Date, the Company entered into the Sixth Amendment to, among other things, establish the Incremental Term Loan A-1 Facility. The Sixth Amendment also incorporates the provisions of the Fifth Amendment to the Credit Agreement, dated as of August 7, 2024, which removed a cap on the amount of incremental term “A” loans the Company can incur under the Credit Agreement.

Pursuant to the Sixth Amendment, borrowings under the Incremental Term Loan A-1 Facility will be denominated in U.S. dollars and will bear interest, at the Company’s option, based on (a) the Base Rate (as defined below) plus the Applicable Margin, or (b) the forward-looking term rate based on the secured overnight financing rate that is published by CME Group Benchmark Administration Limited (“Term SOFR”), plus the Applicable Margin and plus the SOFR Adjustment (as defined below). The “Base Rate” is defined as the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 50 basis points, (ii) the prime commercial lending rate of Wells Fargo as established from time to time and (iii) the Term SOFR for an interest period of one month plus 100 basis points; provided that if the Base Rate is negative it will be deemed to be zero. The “Applicable Margin” will be at a rate between 1.25% and 2.25% for loans based on Term SOFR and 0.25% to 1.25% for loans based on Base Rate, in each case based on a leverage ratio based grid. The “SOFR Adjustment” applicable to the Incremental Term Loan A-1 Facility is defined as 10 basis points per annum.

The Incremental Term Loan A-1 Facility amortizes on a quarterly basis beginning September 30, 2024 at a rate of approximately (i) 5.0% per annum during the first three years following the Closing Date and (ii) 7.5% per annum during the fourth year following the Closing Date, with the balance to be paid on the April 28, 2028 stated maturity date of the Incremental Term Loan A-1 Facility.

The Company and its affiliates may from time to time engage certain of the lenders under the Credit Agreement to provide other banking, investment banking and financial services.

The foregoing description of the Incremental Term Loan A-1 Facility and the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the actual Sixth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Sixth Amendment has been incorporated by reference herein to provide stockholders with information regarding its terms. It is not intended to provide any other information about the Company or the Company’s subsidiaries that are guarantors thereunder, or other subsidiaries and affiliates of the Company. For example, the Sixth Amendment contains representations and warranties that were made solely for the benefit of the other parties to the Sixth Amendment and should not be relied upon as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of August 13, 2024, by and among DaVita Inc., the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.2	Form of 6.875% Senior Notes due 2032 (included as Exhibit A to the Indenture filed herewith as Exhibit 4.1).
10.1*	Sixth Amendment, dated as of August 13, 2024, to that certain Credit Agreement, dated as of August 12, 2019, by and among DaVita Inc., certain subsidiary guarantors party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, collateral agent and swingline lender (including a conformed copy of the Credit Agreement, reflecting all amendments through the Sixth Amendment, attached as Annex A thereto).
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules (or similar attachments) upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: August 14, 2024	By:	/s/ Joel Ackerman
Joel Ackerman
Chief Financial Officer and Treasurer